Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

August 4, 2022

Allakos Inc.

825 Industrial Road, Suite 500

San Carlos, California 94070

Re:	At the Market Offering

Ladies and Gentlemen:

We have acted as counsel to Allakos Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $75,000,000 of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on May 19, 2022 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Sales Agreement (the “Sales Agreement”), dated as of August 4, 2022, by and between the Company and Cowen and Company, LLC.

We have examined copies of the Sales Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and was filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933 (the “Prospectus Supplement”). We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

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AUSTIN    BEIJING    BOSTON    BOULDER    BRUSSELS     HONG KONG    LONDON    LOS ANGELES    NEW YORK    PALO ALTO

SALT LAKE CITY    SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC    WILMINGTON, DE

Allakos Inc.

August 4, 2022

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about August 4, 2022, for incorporation by reference into the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus Supplement forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

AUSTIN    BEIJING    BOSTON    BOULDER    BRUSSELS     HONG KONG    LONDON    LOS ANGELES    NEW YORK    PALO ALTO

SALT LAKE CITY    SAN DIEGO    SAN FRANCISCO    SEATTLE    SHANGHAI    WASHINGTON, DC    WILMINGTON, DE